EXHIBIT 2.1

                   SPECTRUM SCIENCES & SOFTWARE HOLDINGS CORP.
                   91 Hill Ave., Fort Walton Beach, FL  32548
                            Telephone: (850) 796-0909
                            Facsimile: (850) 244-9560

March  31,  2004

Roger  Thomas
Inland  Fabricators,  LLC
10254  LA  HWY  431
St.  Amant,  LA  70774

Dear  Mr.  Thomas:

     This letter is intended to set forth the terms and conditions upon which Spectrum Sciences & Software Holdings Corp., a Delaware corporation ("Acquiror") offers to acquire all of the issued and outstanding membership interests of Inland Fabricators, LLC, a Limited Liability Company organized under the laws of Louisiana ("IFAB"), or its nominees or assignees, or acquire IFAB by merger with a subsidiary of Acquiror. Acquiror and IFAB shall collectively be referred to herein as the "Parties" and each separately as a "Party".

1.     BACKGROUND.

     IFAB conducts its operations from a leased plant in Reserve, Louisiana. IFAB specializes in pipe fabrications and ships custom fabricated pipes throughout the United States. IFAB entered into an agreement with Pipe Works, Inc./PipeWorks Reserve, Inc. ("PIPE"), pursuant to which IFAB is to complete all the contracts on the books of PIPE as existed on November 30, 2003, in exchange for which PIPE will be paid a royalty of 3% of the proceeds from contracts completed and collected.

     IFAB does not own any of its facilities. It leases manufacturing facilities (the "Plant") in which the operations are conducted from Daniel E. Becnel, Jr. and Francis F. Guidry, Jr. (the "Lessors") under a lease of commercial property agreement (the "Lease"). PIPE was the original tenant of the Lease, and assigned it to IFAB on or around December 1, 2003. One of PIPE's subsidiaries, PipeWorks Reserve, Inc. (f/n/a Highland Fabricators, Inc.) ("PIPE Reserve") owns the equipment and inventory which is housed in the Plant (the "Manufacturing Equipment" and "Inventory"). IFAB leased the Manufacturing Equipment from PIPE under an operating agreement until February 27, 2004.

     BizCapital Business & Development Corporation ("BIZCAP") has a perfected security interest in the Manufacturing Equipment and Inventory. Advantage Capital Partners ("Advantage") and Union Planters Bank ("Union") also have security interests in the Manufacturing Equipment and Inventory.

     On February 27, 2004, with BIZCAP's consent, IFAB entered into a lease and purchase agreement with PIPE Reserve to lease the Manufacturing Equipment and purchase the Inventory. This agreement gives IFAB the option to purchase the Manufacturing Equipment for $1 at the end of the term. IFAB is currently negotiating with Advantage to exchange their lien position for equity in IFAB, and with Union for a three-year payoff on their remaining balance.

2.     EXCHANGE  OF  SECURITIES.

     Subject to the conditions set forth herein, Acquiror proposes to acquire all of the issued and outstanding membership interests of IFAB from it members (the "Members"), or acquire IFAB by merger with a subsidiary of Acquiror, in exchange for the Consideration (as defined below) payable in the form of common stock of the Acquiror (the "Acquiror Common Stock") (such transaction being sometimes referred to herein as the "Acquisition"). At the time of the Acquisition, the Acquiror Common Stock will be valued an amount to be determined and will be specified in the Definitive Agreements. The Acquisition is intended to be tax free under Section 351 or Section 368 of the Internal Revenue Code of 1986


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3.     RESTRICTION  ON  SALE  AND  ESCROW

     The Acquiror Common Stock issued pursuant to the Acquisition will be "restricted" stock and shall be subject to all applicable re-sale restrictions specified by federal and state securities laws. The Acquiror Common Stock shall be placed in escrow with Gottbetter & Partners, LLP (the "Escrow Agent"), and will be released from escrow in the amounts and from time to time based on the following formula:

To  be  released  from  escrow  on  January  15,  2005  ("Year  1"):
--------------------------------------------------------------------

     Seven hundred and fifty thousand shares plus 0.5 shares for every dollar of EBITA (earnings before interest, tax, depreciation and amortization) over $1,500,000;

To  be  released  from  escrow  on  January  15,  2006  ("Year  2"):
--------------------------------------------------------------------

     Seven hundred and fifty thousand shares plus 1.0 shares for every dollar of EBITA (earnings before interest, tax, depreciation and amortization) over $1,500,000;

To  be  released  from  escrow  on  January  15,  2007  ("Year  3"):
--------------------------------------------------------------------

     Seven hundred and fifty thousand shares plus 1.5 shares for every dollar of EBITA (earnings before interest, tax, depreciation and amortization) over $1,500,000.

     The aggregate number of shares of the Acquiror Common Stock to be released from escrow on Year 1, Year 2 and Year 3 shall be the consideration (the "Consideration"). The Consideration shall not be less than 2,250,000 shares, and shall not be greater than 4,000,000 shares.

FOR  EXAMPLE:

To  be  released  from  escrow  on  Year  1:
--------------------------------------------

     If EBITDA for Year 1 equals $1,000,000, then 750,000 shares of Acquiror Common Stock shall be released from escrow.

or

     If EBITDA for Year 1 equals $2,000,000, then 750,000 plus 250,000 shares of Acquiror Common Stock shall be released from escrow.

To  be  released  from  escrow  on  Year  2:
--------------------------------------------

     If EBITDA for Year 2 equals $1,000,000, then 750,000 shares of Acquiror Common Stock shall be released from escrow.

or

     If EBITDA for Year 2 equals $2,000,000, then 750,000 plus 500,000 shares of Acquiror Common Stock shall be released from escrow.

To  be  released  from  escrow  on  Year  3:
--------------------------------------------

     If EBITDA for Year 3 equals $1,000,000, then 750,000 shares of Acquiror Common Stock is released from escrow.

or

     If EBIDA for each of Year 3 equals $2,000,000, then 750,000 plus 750,000 shares of Acquiror Common Stock shall be released from escrow.

4.     PIGGYBACK  REGISTRATION.

     In the event Acquiror files a registration statement with the Securities & Exchange Commission, excluding registration statements filed on Form S-4 for acquisitions or on Form S-8 for employees or consultants who render bona fide services to Acquiror, Acquiror agrees that it shall provide piggyback registration rights and register the Acquiror Common Stock on behalf of IFAB, if IFAB so elects. Acquiror agrees to pay all costs associated with registering the Acquiror Common Stock for resale. IFAB agrees to standard underwriter cutback rights.


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5.     SPINOUT  OF  IFAB.

     (a) In the event IFAB's revenues exceed Acquiror's for three (3) consecutive years, the former majority owners of member interests of IFAB, at their option, and subject to Acquiror's shareholders' consent, may separate IFAB from Acquiror via a spin out transaction pursuant to the terms to be specified in the Definitive Agreements.

     (b) Option to Repurchase IFAB. If, during the period commencing on the closing date of the Acquisition and ending six months after Year 3, the average of the three (3) lowest closing bid prices per share (appropriately adjusted for any stock split, dividends or combinations) of the Acquiror's Common Stock during any consecutive forty (40) trading days is equal to less than $1, then IFAB shall have the option to repurchase IFAB for one and a half (1 ) times (i) the Consideration then passed to IFAB, and (ii) any capital invested into IFAB by the Acquior.

6.     CONDITIONS  PRECEDENT  TO  OBLIGATIONS  TO  PERFORM.

     It is understood and agreed by the Parties hereto that this Letter of Intent does not constitute a binding agreement as to the terms, conditions, and representations contained herein; that the terms, conditions, and representations expressed herein, as finally agreed to by the Parties, shall be included in the Definitive Agreements ("Definitive Agreements") to be executed at a later date; and that performance of the obligations of the Parties hereunder is expressly subject to the following conditions:

     (a) The performance of due diligence by each Party to be satisfactory by each Party, its legal counsel, financial Acquirors, accountants, and agents regarding all matters pertaining to the transaction contemplated hereby;

     (b) The execution of the Definitive Agreements between the Parties satisfactory in form and substance to each Party and to their respective counsel and Acquirors, and containing such conditions, representations, warranties, covenants, and indemnities as are usual and customary in the transaction contemplated by this Letter of Intent;

     (c) Execution of employment agreements, each agreement to be in form and substance satisfactory to each Party and their respective counsel, for those employees that the Parties may agree are necessary to supervise and operate the business of IFAB following the Acquisition;

     (d)     Compliance  with  all  applicable legal and/or regulatory agencies;

     (e) Completion of all required actions and approvals by the corporate and individual shareholders, if any, including the required approval of all terms and conditions of the proposed Acquisition by the boards of directors of each Party;

     (f) Acquiror shall have a sufficient number of authorized but unissued and unreserved and/or treasury shares of Acquiror Common Stock available to consummate the transaction contemplated hereby;

     (g) Execution of indemnification agreements, to the extent allowed by law, whereby IFAB and the Members indemnify the Acquiror from any and all claims brought against it by PIPE's or its subsidiaries' or third party creditors; provided, however, that if such claims are brought after the third (3rd) anniversary of the Definitive Agreements, the indemnification shall be limited to the value of the Consideration.

     (h) Acquiror shall make available $750,000 as a line of credit to IFAB for working capital at the closing of the Acquisition. The Acquiror will have a subordinate security interest in all assets at closing and a senior lien on all assets acquired with the line of credit.

     (j) PIPE Reserve assigns the Lease to IFAB, and the Lessors agree to said assignment.

7.     DUE  DILIGENCE.

     (a) From the date hereof, each Party will make available to the other Party for review their respective financial statements, books, records, corporate documents, and other information as the other Party may reasonably request, and each Party shall have the opportunity to meet with attorneys, accountants, and key personnel of the other Party to discuss the financial and business conditions of the respective Party and to make whatever future independent investigations are deemed necessary and prudent by both Parties. The Parties agree to cooperate fully, comply with any requests and provide such materials as the other Party may require in a timely fashion.

     (b) Each Party represents and agrees that all confidential and/or proprietary information which each Party or any of its officers, employees, agents, consultants, or representatives may possess or may receive in the future, from the date of execution of this Letter of Intent forward, pertaining


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to  the  financial  or any other condition of the other Party, shall not be used for any purpose or disclosed or made available to any other person or entity other than the current shareholders or the Boards of Directors, officers, employees, agents, consultants, or representatives of the Parties, at any time hereafter without the express prior written consent of the Party to whom the confidential and/or proprietary information belongs and applies.

     (c) Each Party shall make appropriate representations, in the Definitive Agreements, that it has fully and independently satisfied itself as to all aspects of the other Party's business, including but not limited to financial statements, books, and records.

8.     CONFIDENTIALITY.

     Except as required by law, all information gained by IFAB and its agents and Acquirors in its due diligence review of Acquiror shall be kept confidential by IFAB and its agents and Acquirors, except to the extent that such information is either: (i) now publicly known or hereafter becomes public knowledge other than by action of IFAB (ii) now known by IFAB independent of any investigations of Acquiror; or (iii) hereafter is obtained by IFAB from a third party not under any confidentiality obligation to Acquiror.

9.     PRESENT  BUSINESS.

     Pending  the  closing  of  the  proposed  Acquisition,  IFAB  agrees  that:

     (a) It (i) will conduct its business and operations in the ordinary course and consistent with past practice, (ii) will not increase compensation, pay any bonuses, or incur any liability or obligation whatsoever other than in the ordinary course of business consistent with past practice, and (iii) will use its best efforts to keep its business and operations intact, retain its present employees so that they will be available after the proposed financial transaction and maintain its relationships with its customers, vendors and others with whom it does business so that they will be preserved after the closing;

     (b) IFAB will inform Acquiror promptly upon receipt of knowledge of the occurrence of any event which could reasonably be expected to result in a material adverse change in the financial condition, operations, assets, liabilities or prospects of IFAB.

10.     PREPARATION  OF  DEFINITIVE  AGREEMENTS.

     The Parties shall instruct their representatives to prepare the Definitive Agreements as promptly as possible and shall negotiate with each other in good faith with respect to the Definitive Agreements.

11.     REPRESENTATIONS  OF  ACQUIROR.

     (a) Acquiror is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the authority to execute this Letter of Intent and to be bound by the terms and conditions hereof and to enter into and be bound by the terms and conditions as set out in the Definitive Agreements.

     (b) Acquiror has or will obtain, prior to the execution and closing on the Definitive Agreements, all necessary corporate actions required for the execution of this Letter of Intent and the Definitive Agreements.

     (c) Acquiror represents that it will have good and marketable title to all of its assets and liabilities set forth in their entirety in its financial statements and that any liens, mortgages, or other encumbrances, if any, against said assets and properties will be duly and completely set forth in its financial statements.

     (e) Acquiror is not involved in any pending or threatened litigation against it, except as it shall identify in writing prior to the execution of the Definitive Agreements.

12.     REPRESENTATIONS  OF  IFAB.

     (a) IFAB is a limited liability corporation duly organized, validly existing, and in good standing under the laws of Louisiana and has the authority to execute this Letter of Intent.

     (b) Upon execution of the Definitive Agreements, IFAB will have no liabilities except for those that shall be agreed upon by the Parties and fully disclosed.

     (c) IFAB has taken or will complete, prior to the execution and closing on the Acquisition, all necessary corporate actions required for the execution of this Letter of Intent and the Definitive Agreements.

     (d) IFAB represents that it will not enter into any other contract or agreement, other than those entered into in the ordinary course of its business, with any other entity prior to the execution of the Definitive Agreements.

     (e) IFAB represents that it has good and marketable title to all of its assets.

     (f) IFAB represents that it has the requisite rights, where applicable, to all patents, technologies, copyrights, trademarks, trade secrets, research materials relating to any intellectual property, and any other proprietary information, free and clear of any liens or encumbrances, unless otherwise described herein.

     (g) IFAB is not involved in any pending or threatened litigation against it, except, as it shall identify in writing prior to the execution of the Definitive Agreements.

13.     TERMINATION.

     This Letter of Intent may be terminated only by the mutual written consent of the Parties hereto, and may be extended upon the mutual written consent of the Parties. If the terms and conditions of this Letter of Intent are not fulfilled and the Definitive Agreements are not finalized and executed prior to the expiration of ninety (90) business days from the latest date hereof, or any extensions of time thereto up to an additional ninety (90) days, as agreed by all the Parties, this Letter of Intent shall automatically expire and be void and of no further effect. This Letter of Intent and execution of the proposed Definitive Agreements referred to herein shall be subject to the terms and conditions set forth herein.

14.     GOVERNING  LAWS.

     The validity and interpretation of this Letter of Intent shall be governed by and construed in accordance with the laws of the State of New York. The Parties to this Letter of Intent agree that any litigation arising out of the terms of the proposed acquisition set forth herein shall be commenced in the courts of the State of New York, New York County. All Parties consent to the jurisdiction and venue of the Federal and state courts of New York County, New York.

15.     AMENDMENT.

     This Letter of Intent shall be amended only with the written consent of all Parties hereto.

16.     COUNTERPARTS.

     This Letter of Intent may be executed in any number of counterparts, by original or facsimile signature, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Letter of Intent.

17.     EXPENSES.

     Acquiror will make a one-time nonrefundable payment to IFAB in the amount of $25,000 upon execution of this Letter of Intent. Such monies shall be used by IFAB's to pay legal, accounting, and technical personnel to perform a due diligence review of all Acquiror's public filings, financial statements, and operating facilities. Notwithstanding the proceeding sentence, each of the Parties, and their respective shareholders, shall bear their own individual expenses, including but not limited to legal fees, accounting fees and investment banking fees, in connection with the preparation for the consummation of the transactions contemplated by this Letter of Intent and the execution of the Definitive Agreements.

18.     NO  OTHER  AGREEMENTS.

     Until the termination of this Letter of Intent, IFAB, nor any of its respective affiliates or advisors on IFAB's behalf, shall, directly or indirectly, negotiate or enter into any agreement, commitment, or understanding with any third party with respect to a merger, a sale, or the management of any material portion of IFAB's assets or a sale of any membership interests which renders this Letter of Intent un-performable or null and void, except as contemplated in this Letter of Intent. In the event that IFAB enters into such an agreement, commitment or understanding, IFAB shall pay a breakup fee of one hundred thousand dollars ($100,000) to Acquiror.

19.     BINDING  EFFECT.

     Except as hereinafter set forth, the understandings contained herein (i) do not constitute a binding agreement between the Parties hereto but merely express their intentions with respect thereto, and (ii) shall only become binding when


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Definitive Agreements are executed and the transactions contemplated hereby have been approved by each of the Parties in proper corporate form. Notwithstanding anything herein to the contrary, the provisions set forth in Sections 7(b), 8, 9, 13, 14, 15, 16, 17, 18 and this Section 19 are intended to be, and are hereby, binding and enforceable obligations of the Parties for the purposes of this Letter of Intent, the breach of which may give the non-breaching Party, at its option, the right to terminate this Letter of Intent, subject to the provisions of this Paragraph.


                              Very  truly  yours,

                              Spectrum  Sciences  &  Software  Holdings  Corp.


                              By:  /s/  William  Ham
                                   -----------------
                                   Name:  William  Ham
                                   Title: CEO  and  President

     The foregoing Letter of Intent is accepted, approved, and agreed to by Roger E. Thomas this 31st day of March 2004.

                              Inland  Fabricators,  LLC


                              By:  /s/  Roger  E.  Thomas
                                   ----------------------
                                   Roger  E.  Thomas
                                   Managing  Member


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